Exhibit 99.1

Workhorse Group Appoints Bill Quigley to Board of Directors

CINCINNATI, February 23, 2022 – Workhorse Group Inc. (NASDAQ: WKHS) (“Workhorse” or “the Company”), an American technology company focused on providing sustainable and cost-effective electric vehicles to the last mile delivery sector, has appointed senior automotive and finance veteran William (“Bill”) Quigley to its board of directors, effective February 23, 2022. Quigley has also been named a member of the Company’s audit committee. With this addition, Workhorse’s board composition has increased to nine total directors, eight of whom are independent.

Quigley brings more than three decades of financial and operating experience in the automotive and manufacturing industries as well as prior board-level tenure to Workhorse. He most recently served as Senior Vice President and Chief Financial Officer of Nexteer Automotive Group Limited, a tier one automotive supplier operating from 27 manufacturing facilities and three global technical centers with over 12,000 employees. Quigley has also previously held positions as Executive Vice President and Chief Financial Officer at Dana Holding Corporation and Visteon Corporation. Since 2016, he has served as a member of the board of directors and chair of the audit committee at Cadre Holdings Inc., a global leader in the manufacturing and distribution of safety and survivability equipment for first responders.

Quigley holds a B.A. in Accounting from Michigan State University and is a Certified Public Accountant In the state of Michigan.

“On behalf of the Workhorse senior leadership team, I’d like to formally welcome Bill Quigley to our board,” said Company CEO Rick Dauch. “While Bill has direct operating experience in management-level roles at several tier one automotive suppliers as well as strategic partners, his addition also provides our organization with extensive financial and accounting acumen from managing similar operations at scale. Put simply, Bill possesses the perfect blend of characteristics that can help Workhorse on its path at our current stage of development. We look forward to benefitting from his unique corporate governance and leadership qualities.”

Quigley added: “Workhorse has a unique opportunity to make a material impact within the last-mile delivery sector, and I’m looking forward to help guide the team to achieve its mission. My experience in implementing scalable team structures and financial controls at other leading automotive tier one suppliers should help us to see around corners more effectively in the months and years ahead. Scaling a commercial EV operation from the ground up is a tremendous undertaking, but I believe we have the team, resources, and roadmap to get there.”

About Workhorse Group Inc.

Workhorse is a technology company focused on providing drone-integrated electric vehicles to the last-mile delivery sector. As an American original equipment manufacturer, we are focused on designing and building high performance, battery-electric vehicles including trucks and aircraft. Workhorse also develops cloud-based, real-time telematics performance monitoring systems that are fully integrated with our vehicles and enable fleet operators to optimize energy and route efficiency. All Workhorse vehicles are designed to make the movement of people and goods more efficient and less harmful to the environment. For additional information visit workhorse.com.

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949-574-3860

WKHS@gatewayir.com